PROSPECTUS Dated March 26, 1998                    Pricing Supplement No. 64 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-46935
Dated March 26, 1998                                       Dated March 18, 1999
                                                                 Rule 424(b)(3)


                                   $16,005,000
                        Morgan Stanley Dean Witter & Co.
                           MEDIUM-TERM NOTES, SERIES C
                             Senior Fixed Rate Notes

                             -----------------------

                      Exchangeable Notes Due March 2, 2006
                   Exchangeable for Shares of Common Stock of
                               MCI WORLDCOM, INC.

                             -----------------------


The notes will not pay any interest but will be issued at a discount and thus have a minimum yield to maturity of 0.25%. Beginning May 25, 1999, you will be able to exchange your notes for a number of shares of MCI WorldCom common stock, subject to our right to call all of the notes on or after February 25, 2002.

o The price of each note is $982.85 (98.285% of the $1,000 principal amount at maturity). This issue price represents a yield to maturity of 0.25% per year compounded semi-annually.

o    We will not make any coupon interest payments on the notes.

o    Beginning May 25, 1999, you will have the right to exchange each Note for
     9.25 shares of MCI WorldCom common stock. If you exchange, we will have the right to deliver either the actual shares or the cash value of such shares to you. You will not receive any accrued original issue discount.

o Beginning February 25, 2002, we have the right to call all of the notes and pay you the call price, which will be an amount per note equal to the issue price of $982.85 plus accrued original issue discount, or OID, to the call date. However, if the market value of 9.25 shares of MCI WorldCom common stock on the last trading day before we send our call notice is equal to or greater than the call price, we will deliver to you 9.25 shares of MCI WorldCom common stock per note instead.

o If we decide to call the notes, we will give you notice at least 30 but not more than 60 days before the call date specified in the notice. If we notify you that we will be delivering shares of MCI WorldCom common stock on the call date, rather than the cash call price, you will still be able to exercise your exchange right on any day prior to the call date.

o    If you hold the notes to maturity, we will pay you $1,000 per note.

o MCI WorldCom is not involved in this offering of the notes in any way and will have no financial obligation with respect to the notes.

o The notes have been approved for listing on the New York Stock Exchange, Inc., subject to official notice of issuance. The NYSE listing symbol for the notes is "MSWCOM ZRB06."

You should read the more detailed description of the notes in this Pricing Supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in conventional debt securities. See "Risk Factors" beginning on PS-6.

                            -----------------------
                                 PRICE 98.285%
                            -----------------------

                    Price to Public    Agent's Commission   Proceeds to Company
                    ---------------    ------------------   -------------------
Per Note........        98.285%               0.25%               98.035%
Total...........    $15,730,514.25         $40,012.50         $15,690,501.75


                          MORGAN STANLEY DEAN WITTER

                      (This page intentionally left blank)

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

                                   The Notes

Each note costs $982.85            We, Morgan Stanley Dean Witter & Co., are
                                   offering you Exchangeable Notes due March 2,
                                   2006, which you may exchange for MCI
                                   WorldCom, Inc. common stock ("MCI WorldCom
                                   Stock") beginning on May 25, 1999. The price of each note is $982.85 (98.285% of the $1,000 principal amount at maturity). We will not pay interest on the notes. If you hold the notes to maturity, which is March
                                   2, 2006, we will pay you $1,000 per note.
                                   This payment represents the $982.85 issue price plus a yield to maturity of 0.25% per year compounded semi-annually.

                                   Your Exchange Right

The exchange ratio                 Beginning May 25, 1999, you may exchange
is 9.25                            each note for a number of shares of
                                   MCI WorldCom Stock equal to the exchange ratio. The exchange ratio is 9.25 shares of MCI WorldCom Stock per note, subject to adjustment for certain corporate events relating to MCI WorldCom, Inc. ("MCI
                                   WorldCom"). When you exchange your notes, Morgan Stanley & Co. Incorporated ("MS &
                                   Co."), acting as calculation agent, will determine the exact number of shares you will receive based on the principal amount of the notes you exchange and the exchange ratio as it may have been adjusted through the time of the exchange.

                                   To exchange a note on any day, you must
                                   instruct your broker or other person with whom you hold your notes to take the following steps through normal clearing system channels:

                                   o fill out an Official Notice of Exchange, which is attached as Annex A to this Pricing Supplement;

                                   o  deliver your Official Notice
                                      of Exchange to us before 11:00 a.m. (New
                                      York City time) on that day; and

                                   o deliver your note certificate to The Chase Manhattan Bank, as trustee for our senior notes, on that day.

                                   If you give us your Official Notice of
                                   Exchange after 11:00 a.m. (New York City time) on any day or on a day when the stock markets are closed, your notice will not become effective until the next day that the stock markets are open.

We can choose to pay you           We will pay you, at our option, within 3
cash or MCI WorldCom               business days after you give us your Official
Stock if you elect to              Notice of Exchange, either:
exchange your notes
                                   o  shares of MCI WorldCom Stock, or

                                   o  the cash value of such shares.

                                   We will not pay any accrued original issue discount if you elect to exchange your notes.

                                   Our right to call the notes may affect your ability to exchange your notes.

                                   Our Call Right

                                   Beginning February 25, 2002, we have the right to call all of the notes. If we call the notes, we will do the following:

                                   o  send a notice announcing that we have
                                      decided to call the notes;

                                   o  specify in the notice a call date when
                                      you will receive payment in exchange for delivering your notes to the trustee; that call date will not be less than 30 or more than 60 days after the date of the notice; and

                                   o  specify in the notice the number of
                                      shares of MCI WorldCom Stock or the cash call price that we will pay you in exchange for each note, as explained in the next paragraph.

We may call the notes for          On the last trading day before the date
stock or cash, depending           of our call notice, the calculation
on the price of MCI WorldCom       agent will determine the value of the
Stock                              shares of MCI WorldCom Stock that a
                                   noteholder would receive upon exchange
                                   of a note. That value is referred to as
                                   parity. If parity is less than the call
                                   price (the sum of the issue price of
                                   $982.85 plus the yield that will have
                                   accrued on the note to the call date),
                                   then we will pay the call price to you
                                   in cash. If we notify you that we will
                                   give you cash on the call date, you will no longer be able to exercise your exchange right.

                                   If, however, parity as so determined is
                                   equal to or greater than the call price, then we will deliver the shares of MCI WorldCom Stock instead. In that case, you will still have the right to exercise your exchange right on any day prior to the call date.

                                   Price of MCI WorldCom Stock

MCI WorldCom Stock is              The last reported sales price on the New
currently $93.75 a share           York Stock Exchange of MCI WorldCom
                                   Stock on the date of this Pricing
                                   Supplement was $93.75. You can review
                                   the publicly-reported prices of MCI
                                   WorldCom Stock for the last three years
                                   in the "Historical Information" section
                                   of this Pricing Supplement.

                                   The Calculation Agent

                                   We have appointed MS & Co. to act as
                                   calculation agent for The Chase
                                   Manhattan Bank, the trustee for our
                                   senior notes. As calculation agent, MS &
                                   Co. will determine the exchange ratio
                                   and calculate the amount of MCI WorldCom
                                   Stock or cash that you receive if you
                                   exercise your exchange right or if we
                                   call the notes. As calculation agent, MS
                                   & Co. will also adjust the exchange
                                   ratio for certain corporate events that
                                   could affect the price of the MCI
                                   WorldCom Stock and that we describe in
                                   the section called "Description of
                                   Notes--Antidilution Adjustments" in this
                                   Pricing Supplement.

                                   No Affiliation with MCI WorldCom

                                   MCI WorldCom is not an affiliate of ours and is not involved with this offering in any way. The notes are obligations of Morgan Stanley Dean Witter & Co. and not of MCI WorldCom.

                                   More Information on the Notes


                                   The notes are senior notes issued as
                                   part of our Series C medium-term note
                                   program. You can find a general
                                   description of our Series C medium-term
                                   note program in the accompanying
                                   Prospectus Supplement dated March 26,
                                   1998. We describe the basic features of
                                   this type of note in the sections called
                                   "Description of Notes--Fixed Rate Notes" and "--Exchangeable Notes."

                                   Because this is a summary, it does not
                                   contain all of the information that may
                                   be important to you, including the
                                   specific requirements for the exercise
                                   of your exchange right and of our call
                                   right. You should read the "Description
                                   of Notes" section in this Pricing
                                   Supplement. You should also read about
                                   some of the risks involved in investing
                                   in the notes in the section called "Risk
                                   Factors."

                                   How to reach us

                                   You may contact Morgan Stanley Dean
                                   Witter & Co. at our principal executive
                                   offices at 1585 Broadway, New York, New
                                   York 10036 (telephone number (212)
                                   761-4000).

                                RISK FACTORS

     The notes are not secured and are riskier ordinary debt securities. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.


Yield to Maturity Less Than        These notes have a yield to maturity of
Interest on Ordinary Notes         0.25% per year based on the issue price
                                   of $982.85 and computed on a semi-annual bond-equivalent basis. This yield to maturity is lower than the rate of interest that we would pay on non-exchangeable senior notes maturing at the same time as the notes. If you exchange your notes for MCI WorldCom
                                   Stock, you will not receive accrued
                                   original issue discount.

Notes May Not Be                   There may be little or no secondary
Actively Traded                    market for the notes. Although the notes
                                   have been approved for listing on the
                                   New York Stock Exchange, Inc., it is not possible to predict whether the notes will trade in the secondary market. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.
                                   MS & Co. currently intends to act as a
                                   market maker for the notes, but is not
                                   required to do so.

Market Price of Notes              Several factors, many of which are
Influenced by Many                 beyond our control, will influence the
Unpredictable Factors              value of the notes, including:

                                   o  the market price of MCI WorldCom Stock

                                   o  the volatility (frequency and
                                      magnitude of changes in price) of the
                                      MCI WorldCom Stock

                                   o  the dividend rate on the MCI WorldCom
                                      Stock

                                   o  economic, financial, political
                                      and regulatory or judicial events that
                                      affect stock markets generally and which may affect the market price of the MCI WorldCom Stock

                                   o  interest and yield rates in the market

                                   o  the time remaining until (1) you can
                                      exchange your notes for stock, (2) we
                                      can call the notes and (3) the notes
                                      mature

                                   o  our creditworthiness

                                   These factors will influence the price
                                   that you will receive if you sell your
                                   notes prior to maturity. For example,
                                   you may have to sell your notes at a
                                   substantial discount from the issue
                                   price if the market price of the MCI
                                   WorldCom Stock is at, below or not
                                   sufficiently above the price of MCI
                                   WorldCom Stock at pricing.

                                   You cannot predict the future
                                   performance of MCI WorldCom Stock based
                                   on its historical performance.

No Affiliation with                We are not affiliated with MCI WorldCom.
MCI WorldCom                       We do not have any non-public
                                   information about MCI WorldCom as of the date of this Pricing Supplement, although we or our affiliates may presently or from time to time engage in business with MCI WorldCom, including extending loans to, or making equity investments in, MCI WorldCom or providing investment advisory services to MCI WorldCom, including merger and acquisition advisory services. Moreover, we have no ability to control or predict the actions of MCI WorldCom, including any corporate actions of the type that would require the calculation agent to adjust the exchange ratio. MCI WorldCom is not involved in the offering of the notes in any way and has no obligation to consider your interest as a holder of these notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to MCI WorldCom.

You Have No                        As a holder of notes, you will not have
Shareholder Rights                 voting rights or the right to receive
                                   dividends or other distributions or any
                                   other rights with respect to MCI
                                   WorldCom Stock.

Limited Antidilution               MS & Co., as calculation agent, will
Adjustments                        adjust the exchange ratio for certain
                                   events affecting the MCI WorldCom Stock, such as stock splits and stock dividends, and certain other corporate actions involving MCI WorldCom, such as mergers. However, the calculation agent is not required to make an adjustment for every corporate event that can affect MCI WorldCom Stock. For example, the calculation agent is not required to make any adjustments if MCI WorldCom or anyone else makes a partial tender offer or a partial exchange offer for MCI
                                   WorldCom Stock. If an event occurs that
                                   does not require the calculation agent
                                   to adjust the exchange rate, the market
                                   price of the notes may be materially and adversely affected. In addition, the
                                   Calculation Agent may in good faith
                                   adjust the exchange ratio for corporate
                                   events other than those contemplated in
                                   this Pricing Supplement if it determines that it is appropriate. Such adjustments will be made to reflect the consequences of events but not with the aim of changing investment risk. Adjustments may materially and adversely affect the market price of the notes.

Potential Conflicts of             As calculation agent, MS & Co. will
Interest between You and           calculate how many shares of MCI
the Calculation Agent and          WorldCom Stock you will receive in
Other Affiliates of Ours           exchange for your notes and what
                                   adjustments should be made to the
                                   exchange ratio to reflect certain
                                   corporate and other events. MS & Co. and other affiliates may carry out hedging activities related to the notes, including trading in MCI WorldCom Stock as well as in other instruments related to MCI WorldCom Stock. MS & Co. and some of our subsidiaries also trade MCI
                                   WorldCom Stock on a regular basis as
                                   part of their general broker-dealer
                                   businesses. Any of these activities and
                                   MS & Co.'s affiliation with us could
                                   influence MS & Co.'s determinations as
                                   calculation agent, including with
                                   respect to adjustments to the exchange
                                   ratio, and, accordingly, the amount of
                                   stock or cash that you receive when you
                                   exchange the notes or when we call the
                                   notes. In addition, such trading
                                   activity could potentially affect the
                                   price of MCI WorldCom Stock and,
                                   thereby, the value of the MCI WorldCom
                                   Stock or cash you will receive upon
                                   exchange or redemption.

Tax Treatment                      You should also consider the tax
                                   consequences of investing in the notes.
                                   If you are a U.S. taxable investor, you
                                   will be subject to annual income tax
                                   based on the comparable yield of the
                                   notes, even though you will not receive
                                   any periodic interest payments and at
                                   maturity may only receive the return of
                                   the principal amount of the notes. In
                                   addition, any gain recognized by U.S.
                                   taxable investors on the sale, exchange
                                   or retirement of the notes will be
                                   treated as ordinary income. Please read
                                   carefully the section "Description of
                                   Notes--United States Federal Taxation"
                                   in this Pricing Supplement.

                            DESCRIPTION OF NOTES

     Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement. In this Pricing Supplement, the "Company," "we," "us" and "our" refer to Morgan Stanley Dean Witter & Co.

Principal Amount...............    $16,005,000

Maturity Date..................    March 2, 2006

Specified Currency.............    U.S. Dollars

Issue Price....................    $982.85 (98.285% of the
                                   principal amount at maturity)

Stated OID.....................    0.25% per annum computed on a
                                   semi-annual bond-equivalent basis

Original Issue Date
(Settlement Date)..............    March 30, 1999

CUSIP..........................    617446DH9

Minimum Denominations..........    $1,000

Initial MCI WorldCom Price.....    $93.75 per share

Exchange Right.................    On any Exchange Date, you will be
                                   entitled upon (i) your completion and
                                   delivery to us and the Calculation Agent of an Official Notice of Exchange (in the form of Annex A attached hereto) prior to 11:00 a.m. New York City time on such date and (ii) delivery on such date of such notes to the Trustee, to exchange each $1,000 principal amount of the Exchangeable Notes Due March 2, 2006
                                   (Exchangeable for Shares of Common Stock of MCI WorldCom, Inc.) (the "Notes") for
                                   9.25 shares (the "Exchange Ratio") of
                                   MCI WorldCom Stock, subject to
                                   adjustment as described under
                                   "--Antidilution Adjustments" below. You
                                   will not, however, be entitled to
                                   exchange your Notes if we have
                                   previously called the Notes for the cash
                                   Call Price as described under "--Company
                                   Call Right" below.

                                   Upon any such exchange, we may, at our
                                   sole option, either deliver such shares
                                   of MCI WorldCom Stock or pay an amount
                                   in cash equal to the Exchange Ratio
                                   times the Market Price of MCI WorldCom
                                   Stock on the Exchange Date, as
                                   determined by the Calculation Agent, in
                                   lieu of such shares. Such delivery or
                                   payment will be made 3 Business Days
                                   after any Exchange Date, subject to
                                   delivery of such Notes to the Trustee on the Exchange Date.

                                   Upon any exercise of the Exchange Right, you will not be entitled to receive any cash payment representing any accrued Stated OID. Such accrued Stated OID will be deemed paid by the MCI WorldCom Stock or cash received by you upon exercise of the Exchange Right.

                                   We will, or will cause the Calculation
                                   Agent to, deliver such shares of MCI
                                   WorldCom Stock or cash to the Trustee
                                   for delivery to you.

No Fractional Shares .........     If upon any exchange of the Notes we
                                   deliver shares of MCI WorldCom Stock, we will pay cash in lieu of delivering fractional shares of MCI WorldCom Stock in an amount equal to the corresponding fractional Market Price of MCI WorldCom
                                   Stock as determined by the Calculation
                                   Agent on such Exchange Date.

Exchange Ratio ...............     9.25, subject to adjustment for certain
                                   corporate events relating to MCI
                                   WorldCom, Inc. See "--Antidilution
                                   Adjustments" below.

Exchange Date.................     Any Trading Day that falls during the
                                   period beginning May 25, 1999 and ending on the day prior to the earliest of (i) the Maturity Date, (ii) the Call Date and (iii) in the event of a call for the cash Call Price as described under "--Company Call Right" below, the
                                   Company Notice Date.

Company Call Right ...........     On or after February 25, 2002, we may
                                   call the Notes, in whole but not in
                                   part, for mandatory exchange into MCI
                                   WorldCom Stock at the Exchange Ratio;
                                   provided that, if Parity on the Trading
                                   Day immediately preceding the Company
                                   Notice Date, as determined by the
                                   Calculation Agent, is less than the
                                   applicable Call Price for the Call Date
                                   specified in our Notice of mandatory
                                   exchange, we will (under those
                                   circumstances only) pay such applicable
                                   Call Price in cash on the Call Date. If
                                   we call the Notes for mandatory
                                   exchange, then, unless you subsequently
                                   exercise the Exchange Right (the
                                   exercise of which will not be available
                                   to you following a call for cash in an
                                   amount equal to the Call Price), the MCI
                                   WorldCom Stock or (in the event of a
                                   call for cash, as described above) cash
                                   to be delivered to you will be delivered on the Call Date fixed by us and set forth in our notice of mandatory exchange, upon delivery of your Notes to the Trustee. We will, or will cause the Calculation Agent to, deliver such shares of MCI WorldCom Stock or cash to the Trustee for delivery to you.

                                   Upon an exchange by us (whether payment
                                   is to be made in MCI WorldCom Stock or
                                   by payment of the cash Call Price, as
                                   applicable), you will not receive any
                                   additional cash payment representing any accrued Stated OID. Such accrued Stated OID will be deemed paid by the delivery of MCI WorldCom Stock or cash.

                                   On or after the Company Notice Date
                                   (other than with respect to a call of
                                   the Notes for the cash Call Price by the Company) you will continue to be entitled to exercise the Exchange Right and receive any amounts described under "--Exchange Right" above.

Company Notice Date...........     The scheduled Trading Day on which we
                                   issue our notice of mandatory exchange,
                                   which must be at least 30 but no more
                                   than 60 days prior to the Call Date.

Call Date.....................     The scheduled Trading Day on or after
                                   February 25, 2002 specified by us in our notice of mandatory exchange on which we will deliver MCI WorldCom Stock or cash to holders of the Notes for mandatory exchange.

Parity........................     With respect to any Trading Day, an
                                   amount equal to the Exchange Ratio times the Market Price (as defined below) of MCI WorldCom Stock on such Trading Day.

Call Price....................     The table below shows indicative Call
                                   Prices for each $1,000 principal amount
                                   of Notes on February 25, 2002 and at
                                   each February 25 thereafter to and
                                   including the Maturity Date. The Call
                                   Price for each $1,000 principal amount
                                   of Notes called for mandatory exchange
                                   on Call Dates between such indicative
                                   dates would include an additional amount reflecting Stated OID accrued from the next preceding date in the table through the applicable Call Date at a rate of 0.25% per annum. Such additional accreted amount of Stated OID will be determined by the Calculation Agent and will be calculated on a semiannual bond-equivalent basis based on the Call
                                   Price for the immediately preceding Call
                                   Date indicated in the table below.

                                   Call Date                      Call Price
                                   ---------                      ----------
                                   February 25, 2002...........   $   990.01
                                   February 25, 2003...........   $   992.48
                                   February 25, 2004...........   $   994.97
                                   February 25, 2005...........   $   997.46
                                   Maturity...................... $ 1,000.00

Market Price..................     If MCI WorldCom Stock (or any other
                                   security for which a Market Price must
                                   be determined) is listed on a U.S.
                                   securities exchange registered under the
                                   Securities Exchange Act of 1934, as
                                   amended (the "Exchange Act"), is a
                                   security of The Nasdaq National Market
                                   ("NASDAQ NMS") or is included in the OTC
                                   Bulletin Board Service ("OTC Bulletin
                                   Board") operated by the National
                                   Association of Securities Dealers, Inc.
                                   (the "NASD"), the Market Price for one
                                   share of MCI WorldCom Stock (or one unit of any such other security) on any Trading Day means (i) the last reported sale price, regular way, on such day on the principal securities exchange on which MCI WorldCom Stock (or any such other security) is listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable, the last reported sale price on the over-the-counter market as reported on the NASDAQ NMS or OTC Bulletin Board on such day. If the last reported sale price is not available pursuant to clause (i) or (ii) of the preceding sentence, the Market Price for any Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for MCI WorldCom Stock
                                   (or any such other security) obtained
                                   from as many dealers in such security
                                   (which may include MS & Co. or any of
                                   our other subsidiaries or affiliates),
                                   but not exceeding three, as will make
                                   such bid prices available to the
                                   Calculation Agent. A "security of the

                                   NASDAQ NMS" shall include a security
                                   included in any successor to such system and the term "OTC Bulletin Board Service" shall include any successor service thereto.

Trading Day...................     A day, as determined by the Calculation
                                   Agent, on which trading is generally
                                   conducted on the New York Stock
                                   Exchange, Inc. ("NYSE"), the American
                                   Stock Exchange, Inc., the NASDAQ NMS,
                                   the Chicago Mercantile Exchange, the
                                   Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States and on which a Market Disruption Event has not occurred.

Book Entry Note or
Certificated Note.............     Book Entry, DTC

Senior Note or Subordinated
Note..........................     Senior

Trustee.......................     The Chase Manhattan Bank

Agent for this Underwritten
Offering of Notes.............     Morgan Stanley & Co. Incorporated and
                                   its successors (MS & Co.)

Calculation Agent.............     Morgan Stanley & Co. Incorporated and
                                   its successors (MS & Co.)

                                   All determinations made by the
                                   Calculation Agent will be at the sole
                                   discretion of the Calculation Agent and
                                   will, in the absence of manifest error,
                                   be conclusive for all purposes and
                                   binding on you and on us.

                                   Because the Calculation Agent is our
                                   affiliate, potential conflicts of
                                   interest may exist between the
                                   Calculation Agent and you as a holder of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Ratio or determining the Market Price or whether a Market Disruption Event has occurred. See "Antidilution Adjustments" and "Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments......     The Exchange Ratio will be adjusted as
                                   follows:

                                   1. If MCI WorldCom Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Ratio will be adjusted to equal the product of the prior Exchange Ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of MCI WorldCom Stock.

                                   2. If MCI WorldCom Stock is subject (i)
                                   to a stock dividend (issuance of
                                   additional shares of MCI WorldCom Stock) that is given ratably to all holders of shares of MCI WorldCom Stock or (ii) to a distribution of MCI WorldCom Stock as a result of the triggering of any provision of the corporate charter of MCI WorldCom, then once the dividend has become effective and MCI WorldCom Stock is trading ex-dividend, the Exchange Ratio will be adjusted so that the new
                                   Exchange Ratio shall equal the prior
                                   Exchange Ratio plus the product of (i)
                                   the number of shares issued with respect to one share of MCI WorldCom Stock and
                                   (ii) the prior Exchange Ratio.

                                   3. There will be no adjustments to the
                                   Exchange Ratio to reflect cash dividends or other distributions paid with respect to MCI WorldCom Stock other than distributions described in paragraph 6 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to MCI WorldCom Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend for MCI WorldCom Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) by an amount equal to at least 10% of the Market Price of MCI WorldCom Stock on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to MCI WorldCom Stock, the Exchange Ratio with respect to MCI WorldCom Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Ratio will equal the product of
                                   (i) the then current Exchange Ratio and
                                   (ii) a fraction, the numerator of which
                                   is the Market Price on the Trading Day
                                   preceding the ex-dividend date, and the
                                   denominator of which is the amount by
                                   which the Market Price on the Trading
                                   Day preceding the ex-dividend date
                                   exceeds the Extraordinary Dividend
                                   Amount. The "Extraordinary Dividend
                                   Amount" with respect to an Extraordinary
                                   Dividend for MCI WorldCom Stock will
                                   equal (i) in the case of cash dividends
                                   or other distributions that constitute
                                   quarterly dividends, the amount per
                                   share of such Extraordinary Dividend
                                   minus the amount per share of the
                                   immediately preceding non-Extraordinary
                                   Dividend for MCI WorldCom Stock or (ii)
                                   in the case of cash dividends or other
                                   distributions that do not constitute
                                   quarterly dividends, the amount per
                                   share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on the MCI WorldCom Stock described in paragraph 6 below that also constitutes an Extraordinary Dividend shall only cause an adjustment to the Exchange Ratio pursuant to paragraph 6.

                                   4. If MCI WorldCom is being liquidated
                                   or is subject to a proceeding under any
                                   applicable bankruptcy, insolvency or
                                   other similar law, the Notes will
                                   continue to be exchangeable into MCI
                                   WorldCom Stock so long as a Market Price for MCI WorldCom Stock is available. If a Market Price is no longer available for MCI WorldCom Stock for whatever reason, including the liquidation of MCI WorldCom or the subjection of MCI WorldCom to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of MCI WorldCom Stock will equal zero for so long as no Market Price is available.

                                   5. If there occurs any reclassification
                                   or change of MCI WorldCom Stock, or if
                                   MCI WorldCom has been subject to a
                                   merger, combination or consolidation and is not the surviving entity, or if there occurs a sale or conveyance to another corporation of the property and assets of MCI WorldCom as an entirety or substantially as an entirety, in each case as a result of which the holders of MCI WorldCom Stock shall be entitled to receive stock, other securities or other property or assets (including, without limitation, cash or other classes of stock of MCI WorldCom) ("Exchange Property") with respect to or in exchange for such MCI WorldCom Stock, then the holders of the Notes then outstanding will be entitled thereafter to exchange such Notes into the kind and amount of Exchange Property that they would have owned or been entitled to receive upon such reclassification, change, merger, combination, consolidation, sale or conveyance had such holders exchanged such Notes for MCI WorldCom Stock immediately prior to any such corporate event, but without interest thereon. At such time, no adjustment will be made to the Exchange Ratio.

                                   6. If MCI WorldCom issues to all of its
                                   shareholders equity securities of an
                                   issuer other than MCI WorldCom (other
                                   than in a transaction described in
                                   paragraph 5 above), then the holders of
                                   the Notes then outstanding will be
                                   entitled to receive such new equity
                                   securities upon exchange of such Notes.
                                   The Exchange Ratio for such new equity
                                   securities will equal the product of the Exchange Ratio in effect for MCI WorldCom Stock at the time of the issuance of such new equity securities times the number of shares of the new equity securities issued with respect to one share of MCI WorldCom Stock.

                                   7. No adjustments to the Exchange Ratio
                                   will be required other than those
                                   specified above. However, we may, at our sole discretion, cause the Calculation Agent to make additional changes to the Exchange Ratio to reflect changes occurring in relation to the MCI WorldCom Stock (or other Exchange Property) in other circumstances where we determine in good faith that it is appropriate, but only to reflect such changes, and not with the aim of spreading investment risk.

                                   No adjustments to the Exchange Ratio
                                   will be required unless such adjustment
                                   would require a change of at least 0.1%
                                   in the Exchange Ratio then in effect.
                                   The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

                                   The Exchange Ratio will not be adjusted
                                   to take into account the accrual of
                                   Stated OID.

                                   The Calculation Agent shall be solely
                                   responsible for the determination and
                                   calculation of any adjustments to the
                                   Exchange Ratio and of any related
                                   determinations and calculations with
                                   respect to any distributions of stock,
                                   other securities or other property or
                                   assets (including cash) in connection
                                   with any corporate event described in
                                   paragraph 5 or 6 above, and its
                                   determinations and calculations with
                                   respect thereto shall be conclusive.

                                   The Calculation Agent will provide
                                   information as to any adjustments to the Exchange Ratio upon written request by any holder of the Notes.

Market Disruption Event.......     "Market Disruption Event" means, with
                                   respect to MCI WorldCom Stock:

                                        (i) a suspension, absence or material
                                        limitation of trading of MCI WorldCom
                                        Stock on the primary market for MCI
                                        WorldCom Stock for more than two hours
                                        of trading or during the one-half hour
                                        period preceding the close of trading in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for MCI WorldCom Stock as a result of which the reported trading prices for MCI WorldCom Stock during the last one-half hour preceding the closing of trading in such market are materially inaccurate; or the suspension, absence or material limitation on the primary market for trading in options contracts related to MCI WorldCom Stock, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                        (ii) a determination by the Calculation
                                        Agent in its sole discretion that the
                                        event described in clause (i) above
                                        materially interfered with the ability
                                        of the Company or any of our affiliates
                                        to unwind all or a material portion of
                                        the hedge with respect to the Notes.

                                   For purposes of determining whether a
                                   Market Disruption Event has occurred:
                                   (1) a limitation on the hours or number
                                   of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange,
                                   (2) a decision to permanently
                                   discontinue trading in the relevant
                                   option contract will not constitute a
                                   Market Disruption Event, (3) limitations pursuant to New York Stock Exchange Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in an options contract on MCI WorldCom Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to MCI

                                   WorldCom Stock and (5) a suspension,
                                   absence or material limitation of
                                   trading on the primary securities market on which options contracts related to MCI WorldCom Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange
Calculation in case of an
Event of Default..............     In case an Event of Default with respect
                                   to the Notes shall have occurred and be
                                   continuing, the amount declared due and
                                   payable upon any acceleration of any
                                   Note shall be determined by MS & Co., as Calculation Agent, and shall be equal to the Issue Price of a Note plus the accrued Stated OID to but not including the date of acceleration; provided that if (x) the holder of a Note has submitted an Official Notice of Exchange to the Company in accordance with the Exchange Right or (y) the Company has called the Notes, other than a call for the cash Call Price, in accordance with the Company Call Right, the amount declared due and payable upon any such acceleration shall be an amount in cash for each $1,000 principal amount of a Note equal to the Exchange Ratio times the Market Price of one share of MCI
                                   WorldCom Stock, determined by the
                                   Calculation Agent as of the Exchange
                                   Date or as of the date of acceleration,
                                   respectively, and shall not include any
                                   accrued Stated OID thereon; provided
                                   further that if the Issuer has called
                                   the Notes for cash in an amount equal to the Call Price, in accordance with the Company Call Right, the amount declared due and payable upon any such acceleration shall be an amount in cash for each $1,000 principal amount of a Note equal to the applicable Call Price.
                                   See "--Call Price" above.

MCI WorldCom Stock;
Public Information............     MCI WorldCom is one of the largest
                                   telecommunications companies in the
                                   United States, serving local, long
                                   distance and Internet customers
                                   domestically and internationally. MCI
                                   WorldCom Stock is registered under the
                                   Exchange Act. Companies with securities
                                   registered under the Exchange Act are
                                   required to file periodically certain
                                   financial and other information
                                   specified by the Securities and Exchange
                                   Commission (the "Commission").
                                   Information provided to or filed with
                                   the Commission can be inspected and
                                   copied at the public reference
                                   facilities maintained by the Commission
                                   at Room 1024, 450 Fifth Street, N.W.,
                                   Washington, D.C. 20549 or at its
                                   Regional Offices located at Suite 1400,
                                   Citicorp Center, 500 West Madison
                                   Street, Chicago, Illinois 60661 and at
                                   Seven World Trade Center, 13th Floor,
                                   New York, New York 10048, and copies of
                                   such material can be obtained from the
                                   Public Reference Section of the
                                   Commission, 450 Fifth Street, N.W.,
                                   Washington, D.C. 20549, at prescribed
                                   rates. In addition, information provided to or filed with the Commission electronically can be accessed through a Website maintained by the Commission.
                                   The address of the Commission's Website
                                   is http://www.sec.gov. Information
                                   provided to or filed with the Commission by MCI WorldCom pursuant to the Exchange
                                   Act of 1934 can be located by reference
                                   to Commission file number 0-11258. In
                                   addition,
                                   information regarding MCI WorldCom may
                                   be obtained from other sources
                                   including, but not limited to, press
                                   releases, newspaper articles and other
                                   publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such reports.

                                   This pricing supplement relates only to
                                   the Notes offered hereby and does not
                                   relate to MCI WorldCom Stock or other
                                   securities of MCI WorldCom. We have
                                   derived all disclosures contained in
                                   this pricing supplement regarding MCI
                                   WorldCom from the publicly available
                                   documents described in the preceding
                                   paragraph. Neither we nor the Agent has
                                   participated in the preparation of such
                                   documents or made any due diligence
                                   inquiry with respect to MCI WorldCom in
                                   connection with the offering of the
                                   Notes. Neither we nor the Agent makes
                                   any representation that such publicly
                                   available documents or any other
                                   publicly available information regarding
                                   MCI WorldCom are accurate or complete.
                                   Furthermore, we cannot give any
                                   assurance that all events occurring
                                   prior to the date hereof (including
                                   events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of MCI WorldCom Stock (and therefore the Initial MCI WorldCom Price and the Exchange Ratio) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning MCI WorldCom could affect the value received on any Exchange Date or Call Date with respect to the Notes and therefore the trading prices of the Notes.

                                   Neither we nor any of our affiliates
                                   makes any representation to you as to
                                   the performance of MCI WorldCom Stock.

                                   We or our affiliates may presently or
                                   from time to time engage in business
                                   with MCI WorldCom, including extending
                                   loans to, or making equity investments
                                   in, MCI WorldCom or providing advisory
                                   services to MCI WorldCom, including
                                   merger and acquisition advisory
                                   services. In the course of such
                                   business, we or our affiliates may
                                   acquire non-public information with
                                   respect to MCI WorldCom and, in
                                   addition, one or more of our affiliates
                                   may publish research reports with
                                   respect to MCI WorldCom. The statement
                                   in the preceding sentence is not
                                   intended to affect the rights of holders of the Notes under the securities laws. As a prospective purchaser of a Note, you should undertake such independent investigation of MCI WorldCom as in your judgment is appropriate to make an informed decision with respect to an investment in MCI WorldCom Stock.

Historical Information........     The following table sets forth the
                                   published high and low Market Price
                                   during 1996, 1997, 1998 and during 1999
                                   through March 18, 1999. The Market Price on March 18, 1999 was $93.75. We
                                   obtained the Market Prices listed below
                                   from Bloomberg Financial

                                   Markets and we believe such information
                                   to be accurate. You should not take the
                                   historical prices of MCI WorldCom Stock
                                   as an indication of future performance.
                                   We cannot give any assurance that the
                                   price of MCI WorldCom Stock will
                                   increase sufficiently to cause the
                                   beneficial owners of the Notes to
                                   receive an amount in excess of the
                                   principal amount on any Exchange Date or Call Date.

                                   MCI WorldCom             High       Low
                                   ------------             ----       ---
                                   (CUSIP 55268B106)
                                   1996
                                   First Quarter.........    23         16 1/2
                                   Second Quarter........    27 11/16   21 3/4
                                   Third Quarter.........    28         18 5/8
                                   Fourth Quarter........    26 1/16    21 5/8
                                   1997
                                   First Quarter.........    27 1/2     22
                                   Second Quarter........    32         21 7/8
                                   Third Quarter.........    37         29 15/16
                                   Fourth Quarter........    38 1/16    28 15/16
                                   1998
                                   First Quarter.........    44 7/16    28 13/16
                                   Second Quarter........    48 7/16    42 1/4
                                   Third Quarter.........    56 7/8     40 15/16
                                   Fourth Quarter........    74 1/4     43 1/8
                                   1999
                                   First Quarter (through
                                    March 18, 1999)......    93 3/4     69 7/8


                                   Historical prices have been adjusted for a 2 for 1 stock split of MCI WorldCom Stock, which became effective in the third quarter of 1996.

                                   MCI WorldCom has not paid cash dividends on the MCI WorldCom Stock to date. We make no representation as to the amount of dividends, if any, that MCI WorldCom will pay in the future. In any event, as a holder of a Note, you will not be entitled to receive dividends, if any, that may be payable on MCI WorldCom Stock.

Use of Proceeds and Hedging...     The net proceeds we receive from the sale
                                   of the Notes will be used for general
                                   corporate purposes and, in part, by us
                                   or one or more of our affiliates in
                                   connection with hedging our obligations
                                   under the Notes. See also "Use of
                                   Proceeds" in the accompanying
                                   Prospectus.

                                   On or prior to the date of this Pricing
                                   Supplement, we, through our subsidiaries and others, hedged our anticipated exposure in connection with the Notes by taking positions in MCI WorldCom Stock and positions in other instruments in connection with such hedging. Such hedging was carried out in a manner designed to minimize any impact on the price of MCI WorldCom Stock. Our purchase activity could potentially have increased the price of MCI WorldCom Stock, and therefore effectively have increased the level to which MCI WorldCom Stock must rise before you would receive an amount of MCI WorldCom Stock worth as much or more than the accreted principal amount of your Notes on any Exchange Date or Call Date. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes by purchasing and selling MCI WorldCom Stock, options contracts on MCI WorldCom Stock listed on major securities markets or positions in other securities or instruments that we may wish to use in connection with such hedging. Although we have no reason to believe that our hedging activity or other trading activities that we, or any of our affiliates, engaged in or may engage in has had or will have a material impact on the price of MCI WorldCom Stock, we cannot give any assurance that we have not or will not affect such price as a result of our hedging or trading activities.

Supplemental Information
Concerning Plan of
Distribution..................     In order to facilitate the offering of
                                   the Notes, the Agent may engage in
                                   transactions that stabilize, maintain or otherwise affect the price of the Notes or the MCI WorldCom Stock. Specifically, the Agent may overallot in connection with the offering, creating a short position in the Notes for its own account. In addition, to cover allotments or to stabilize the price of the Notes, the Agent may bid for, and purchase, the Notes or the MCI WorldCom
                                   Stock in the open market. See "Use of
                                   Proceeds and Hedging" above.

                                   We have agreed to indemnify the Agent
                                   against certain liabilities under the
                                   Securities Act of 1933, as amended.

ERISA Matters for Pension
Plans And Insurance
Companies.....................     We and certain of our affiliates,
                                   including MS & Co. and Dean Witter
                                   Reynolds Inc. ("DWR"), may each be
                                   considered a "party in interest" within
                                   the meaning of the Employee Retirement
                                   Income Security Act of 1974, as amended
                                   ("ERISA"), or a "disqualified person"
                                   within the meaning of the Internal
                                   Revenue Code of 1986, as amended (the
                                   "Code") with respect to many employee
                                   benefit plans. Prohibited transactions
                                   within the meaning of ERISA or the Code
                                   may arise, for example, if the Notes are acquired by or with the assets of a pension or other employee benefit plan with respect to which MS & Co., DWR or any of their affiliates is a service provider, unless the Notes are acquired pursuant to an exemption from the prohibited transaction rules.

                                   The acquisition of the Notes may be
                                   eligible for one of the exemptions noted below if such acquisition:

                                   (a) (i) is made solely with the assets
                                   of a bank collective investment fund and
                                   (ii) satisfies the requirements and
                                   conditions of Prohibited Transaction
                                   Class Exemption ("PTCE") 91-38 issued by the Department of Labor ("DOL");

                                   (b) (i) is made solely with assets of an insurance company pooled separate account and (ii) satisfies the requirements and conditions of PTCE 90-1 issued by the DOL;

                                   (c) (i) is made solely with assets
                                   managed by a qualified professional
                                   asset manager and (ii) satisfies the
                                   requirements and conditions of PTCE
                                   84-14 issued by the DOL;

                                   (d) is made solely with assets of a
                                   governmental plan (as defined in Section
                                   3(32) of ERISA) which is not subject to
                                   the provisions of Section 401 of the
                                   Code;

                                   (e) (i) is made solely with assets of an insurance company general account and
                                   (ii) satisfies the requirements and
                                   conditions of PTCE 95-60 issued by the
                                   DOL; or

                                   (f) (i) is made solely with assets
                                   managed by an in-house asset manager and
                                   (ii) satisfies the requirements and
                                   conditions of PTCE 96-23 issued by the
                                   DOL.

                                   Under ERISA, assets of a pension or
                                   other employee benefit plan may include
                                   assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the plan has invested. In addition, employee benefit plans subject to ERISA (or insurance companies deemed to be investing ERISA plan assets) purchasing the Notes should consider the possible implications of owning the MCI WorldCom Stock. Thus, any insurance company, pension or employee benefit plan or entity holding assets of such a plan proposing to invest in the Notes should consult with its legal counsel prior to such investment.

United States Federal
Taxation......................     The Notes are Optionally Exchangeable
                                   Notes and investors should refer to the
                                   discussion under "United States Federal
                                   Taxation--Notes--Optionally Exchangeable
                                   Notes" in the accompanying Prospectus
                                   Supplement. In connection with the
                                   discussion thereunder, we have
                                   determined that the "comparable yield"
                                   is an annual rate of 5.93%, compounded
                                   semi-annually. Based on our
                                   determination of the comparable yield,
                                   the "projected payment schedule" for a
                                   Note (assuming a par amount of $1,000 or with respect to each integral multiple thereof) consists of a projected amount due at maturity, equal to $1,472.85.

                                   The comparable yield and the projected
                                   payment schedule are not provided for
                                   any purpose other than the determination of United States Holders' interest accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of the payments on a Note.

                                   In addition, the effective date of the
                                   New Regulations (as defined in "United
                                   States Federal Taxation -- Backup
                                   Withholding" in the accompanying
                                   Prospectus Supplement) has been changed
                                   so that the New Regulations will apply
                                   to payments made after December 31,
                                   1999.

                                                                        ANNEX A

                        OFFICIAL NOTICE OF EXCHANGE

                                               Dated: [On or after May 25, 1999]

Morgan Stanley Dean Witter & Co.
1585 Broadway
New York, New York 10036

Morgan Stanley & Co. Incorporated, as
  Calculation Agent
1585 Broadway
New York, New York 10036
Fax No.: (212) 761-0674
(Attn: Lily Lam)

Dear Sirs:

     The undersigned holder of the Medium Term Notes, Series C, Senior Fixed Rate Notes, Exchangeable Notes due March 2, 2006 (Exchangeable for Shares of Common Stock of MCI WorldCom, Inc.) of Morgan Stanley Dean Witter & Co. (CUSIP No. 617446DH9) (the "Notes") hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this letter is received after 11:00 a.m. on any Trading Day, as of the next Trading Day), provided that such day is prior to the earliest of (i) March 2, 2006, (ii) the Call Date and (iii) in the event of a call for cash, the Company Notice Date, the Exchange Right as described in Pricing Supplement No. 64 dated March 18, 1999 (the "Pricing Supplement") to the Prospectus Supplement dated March 26, 1998 and the Prospectus dated March 26, 1998 related to Registration Statement No. 333-46935. Capitalized terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon the Company will deliver, at its sole option, shares of the Common Stock of MCI WorldCom, Inc. or cash 3 Business Days after the Exchange Date in accordance with the terms of the Notes, as described in the Pricing Supplement.

                                         Very truly yours,


                                         --------------------------------------
                                         [Name of Holder]


                                         By:
                                            -----------------------------------
                                            [Title]


                                         --------------------------------------
                                         [Fax No.]


                                         $
                                          -------------------------------------
                                         Principal Amount of Notes surrendered
                                           for exchange
Receipt of the above Official
Notice of Exchange is hereby
acknowledged

MORGAN STANLEY DEAN WITTER & CO., as Issuer

MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent

By MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent


By:
   -------------------------------------------------
   Title:

Date and time of acknowledgment
                               ---------------------




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